December 30, 2010

Robert Soper

203 Greystone Drive

Shavertown, PA 18708

Dear Bob:

Reference is made to that certain Employment Agreement made as of April 2, 2009 and effective January 1, 2009 (the “Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 4 of the Agreement, the term of the Agreement shall automatically renew for an additional term of three (3) years unless either party shall notify the other of its intention to terminate by notice delivered not later than one hundred and eighty (180) days prior to the end of the current term of June 30, 2011. The Employer and the Employee have determined to modify the Agreement as further set forth in this letter.

Paragraph 4 of the Agreement, entitled “Term”, is hereby deleted in its entirety and the following is inserted in its stead:

“4. Term

This Agreement shall govern Executive’s employment with the Employer from the Effective Date through and including June 30, 2013. This Agreement, including this paragraph, shall automatically renew for an additional term of two (2) years unless either party shall notify the other of its intention to terminate, or unless otherwise terminated as provided herein. Any such notice of intention to terminate shall be delivered not later than one hundred and eighty (180) days prior to the end of the then current term and shall be effective at the end of such term, except as otherwise provided herein.”

Paragraph 5 of the Agreement, entitled “Base Annual Salary”, is hereby modified to delete the words “and 5% of the then current Base Annual Salary each year thereafter” from the second sentence thereof. Paragraph 5 of the Agreement is further modified to add the following sentence at the end: “Commencing January 1, 2011, and on each January 1 thereafter during the term of this Agreement, any increase in the Base Annual Salary shall be in accordance with the Employer’s Compensation Performance Review Program.”

In all other respects the Agreement shall be and remain in full force and effect.

The parties hereunto set their hands as of the date above written to evidence their consent to the aforesaid modifications of the Agreement.

Downs Racing, L.P.

By: Mohegan Commercial Ventures PA, LLC,

its General Partner

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell G. Etess Manager

Accepted and agreed:

/s/ ROBERT J. SOPER
Robert Soper